Exhibit 99.2

Cherian Mathai Joins Pervasip’s Board of Directors

Co-Founder of Top Level Domain Name .travel Becomes an Independent Director

WHITE PLAINS, N.Y. – April 1, 2008 – Pervasip Corp. (OTCBB:PVSP), an IP-based communications service provider, announced the appointment of Cherian Mathai, Co-Founder of Tralliance Corporation, the .travel Internet registry, to its board of directors.

“We are very pleased that Cherian is joining our board of directors,” said Pervasip’s CEO, Paul Riss. “He has a strong entrepreneurial drive and has recently launched, managed and sold a high-tech intellectual property business. He also has a noteworthy international and financial background that includes extensive experience working with the Internet Corporation for Assigned Names and Numbers (ICANN), the international body responsible for Internet Protocol (IP) address space allocation, protocol identifier assignment, Top Level Domain name system management and root server management and the United Nations. Several years ago Cherian closed a multi-million dollar financing facility that readied our company for its transition into the telecom arena.  We are elated that he has decided to serve our company and create shareholder value.”

“I have been following Pervasip since Paul first came to the company in 1996,” said Cherian Mathai. “For years the company said their plan was to lease circuit-switched networks and build packet-switched networks.  Despite turbulent market conditions and limited capital, the employees have performed astonishing well in building a packet-switched network.  They now process IP telephone calls in a manner that truly takes advantage of the colossal paradigm shift we are seeing in the industry.  It makes me very excited to be with Pervasip at this point in time.”

Riss continued, “Pervasip now has three independent directors, with the recent addition of Scott Widham last week and Cherian Mathai this week.  We are very pleased that we can attract distinguished, capable people to our board.  I am especially appreciative of the entrepreneurial skills that these gentlemen bring to our company and I believe their passion to help us succeed will be meaningful to all our shareholders.”

Cherian Mathai brings more than 20 years of corporate finance and operations experience to the company.  Prior to co-founding Tralliance Corporation, he co-founded fare one, Inc., an Internet-based tool for travel agents for instantaneous published fare comparisons.  This company was folded into World Travel Holdings, which was taken public on the London Alternative Investment Market.  Prior to founding fare one, Mathai was the vice president of Southbridge Financial Corporation.  He received a master’s degree from Columbia University.

About Pervasip

Pervasip Corp. provides an integrated suite of IP-based communications services and offers wholesale broadband voice, origination and termination services, as well as enhanced digital telephone service to the small business and residential marketplace. For more information, visit www.voxcorp.net and www.pervasip.com.

This release contains forward-looking statements that involve risks and uncertainties. Pervasip’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control.  For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in Pervasip’s Annual Report on Form 10-KSB for the year ended November 30, 2007 and any subsequent SEC filings.